ESCROW AGREEMENT
(Balance Sheet Escrow)

ESCROW AGREEMENT (“Agreement”), dated as of January 19, 2007, by and among (a) Fortress America Acquisition Corporation, a Delaware corporation ("FAAC"); (b) VTC, L.L.C., a Maryland limited liability company (“VTC”); (c) Vortech, LLC, a Maryland limited liability company (“Vortech”); (d) Thomas P. Rosato (“Rosato”) and Gerard J. Gallagher (“Gallagher” who together with Rosato owns, or control all of the outstanding membership interests of both VTC and Vortech (each a “Member” and jointly the “Members”); (e) Thomas P. Rosato in his capacity as the Members’ Representative; and (f) SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”).

RECITALS:

WHEREAS, pursuant to that certain Second Amended and Restated Membership Interest Purchase Agreement, dated July 31, 2006, as amended by an Amendment To The Second Amended and Restated Membership Interest Purchase Agreement dated January 16, 2007, copies of which without schedules or exhibits are attached hereto as Exhibit 1 (“Membership Interest Purchase Agreement”) that are hereby incorporated by reference, FAAC will acquire all of the outstanding membership interests of each VTC and Vortech;

WHEREAS, pursuant to Section 2.6 of the Membership Interest Purchase Agreement, the Members designated Thomas P. Rosato as their representative, agent and attorney-in-fact for purposes of this Agreement and other various matters described therein (the “Members’ Representative”);

WHEREAS, as partial consideration for their respective membership interests in VTC and Vortech, each of the Members has received from FAAC pursuant to the terms of the Membership Interest Purchase Agreement and Stock Acquistion Agreements, copies of which (without schedules or exhibits) are attached as Exhibit 2 (jointly the “Stock Purchase Agreements”) in the aggregate 2,534,988 shares of FAAC common stock of which 73,260 shares are hereby delivered by FAAC and the Members to the Escrow Agent (the “Escrow Deposit”) to hold in escrow pursuant to ther terms of this Agreement;

WHEREAS, the parties desire to specify and clarify their rights and responsibilities with respect to the Escrow Deposit; and

WHEREAS, the Escrow Agent is willing to serve in such capacity, but only pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Definitions.

1.1. As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreed Share Value” has the meaning set forth in Section 5.3.
“Agreement” means this Escrow Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Escrow Account” has the meaning set forth in Section 4.1.

“Escrow Agent” has the meaning set forth in the Preamble.

“Escrow Property” has the meaning set forth in Section 4.1.

“Escrow Deposit” has the meaning set forth in the Recitals.

"Final Determination" has the meaning set forth in Section 5.1(b).

“FAAC” has the meaning set forth in the Preamble.

"Indemnity Claim" has the meaning set forth in Section 5.2.

"Indemnity Claim Notice" has the meaning set forth in Section 5.2.

“Members” has the meaning set forth in the Preamble.

“Members’ Representative” has the meaning set forth in the Recitals.

“Membership Interest Purchase Agreement” has the meaning set forth in the Recitals.

1.2. Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Membership Interest Purchase Agreement.

2. Appointment of Escrow Agent. FAAC, the Members, and the Members’ Representative hereby appoint the Escrow Agent to act as an escrow agent as provided herein, and the Escrow Agent hereby accepts such appointment.

3. Members’ Representative.

3.1. The parties acknowledge that, pursuant to the Membership Interest Purchase Agreement, the Members’ Representative is authorized to act as the agent and attorney-in-fact on behalf of all of the Members in all matters necessary to carry out the terms and conditions of this Agreement.

3.2. The Members’ Representative represents and warrants to the Escrow Agent that he has the irrevocable right, power and authority with respect to all of the Members (a) to give and receive directions and notices hereunder, (b) to make all determinations that may be required or that he deems appropriate under this Agreement, and (c) to execute and deliver all documents that may be required or that he deems appropriate under this Agreement. The Escrow Agent may act upon the directions, instructions and notices of the Members’ Representative named above and thereafter upon the directions and instructions of the successor Members’ Representative named in a writing executed by a majority-in-interest of the Members (pursuant to the provisions of Section 2.6 of the Membership Interest Purchase Agreement) filed with the Escrow Agent.

4. Delivery of Escrow Deposit.

4.1. FAAC acknowledges that it deposited the Escrow Deposit in an account (the “Escrow Account”) with the Escrow Agent. The FAAC common stock in the Escrow Account, together with any dividends (and any interest or other net income received from or earned thereon) is hereinafter collectively referred to as the “Escrow Property.”

4.2. If, during the term of this Agreement, there is Escrow Property other than the FAAC common shares, the Escrow Agent will invest the Escrow Property (other than the FAAC common stock) as provided in Section 11.

5. Disbursement of the Escrow Property. The Escrow Agent will hold the Escrow Property and, subject to the Escrow Agent’s right in Section 9 to withhold disbursements when the Escrow Agent is uncertain as to what action to take, make disbursements therefrom as follows.

5.1. Escrow Agent shall disburse all or a portion of the Escrow Property on deposit in the Escrow Account to FAAC, the Members or both, as the case may be, upon receipt of:

(a) one or more fully executed Payment Request Forms in substantially the form attached hereto as Exhibit 3, executed by FAAC and the Members' Representative on behalf of the Members, and otherwise pursuant to the terms hereof. Upon receipt of a Payment Request Form, the shares and amounts specified therein shall be promptly delivered or paid directly to the party or parties entitled to payment as specified in the Payment Request Form; or

(b) a copy of a Final Determination (as defined below) establishing a party's right to the Escrow Property. A "Final Determination" shall mean (i) with respect to an Indemnity Claim (or any other dispute between the Members’ Representative and FAAC with respect to whether either party is entitled to some portion, or all of the Escrow Property), a final determination stating that it is being provided under the procedures of Section 11.11 of the Membership Interest Purchase Agreement; or (ii) otherwise a final judgment of an arbitrator, arbitration panel or court of competent jurisdiction and shall in all cases be accompanied by a certificate of the presenting party to the effect that such judgment is a final judgment of an arbitrator, arbitration panel or court of competent jurisdiction, as applicable, and indicating the party, address, accounts or other information as necessary to process payments.

5.2. If FAAC asserts in good faith a claim (an “Indemnity Claim”) against the Members pursuant to the Membership Interest Purchase Agreement, FAAC shall send written notice of such Indemnity Claim (an “Indemnity Claim Notice”) to the Escrow Agent and to the Members’ Representative. Such Indemnity Claim Notice shall set forth in reasonable detail the basis for such Indemnity Claim and a good faith, non-binding estimate of the amount of such Indemnity Claim. In submitting such Indemnity Claim to the Escrow Agent, FAAC shall account for any applicable threshold, exclusion or cap provided for in the Membership Interest Purchase Agreement. Whenever FAAC sends such an Indemnity Claim Notice, the parties shall comply with the procedures set forth herein.

(a) If the Members’ Representative decides, in his sole and absolute discretion, to dispute the Indemnity Claim described in the Indemnity Claim Notice, the Members’ Representative shall, on or before the twentieth (20th) Business Day following the Escrow Agent’s receipt of such notice, send to the Escrow Agent and FAAC a written objection to such Indemnity Claim.

(b) If the Escrow Agent receives from the Members’ Representative a written objection to such Indemnity Claim on or before the twentieth (20th) Business Day following the Escrow Agent’s receipt of the Indemnity Claim Notice describing such Indemnity Claim, and if that Indemnity Claim cannot be settled through negotiation within twenty (20) days of receipt of the written objection, then the dispute shall be resolved in accordance with Section 11.11 of the Membership Interest Purchase Agreement and Escrow Agent shall hold the funds subject to such dispute until a Final Determination is delivered with respect thereto.

(c) If the Escrow Agent does not receive from the Members’ Representative a written objection to such Indemnity Claim Notice on or before the twentieth (20th) Business Day following the Escrow Agent’s receipt of the Indemnity Claim Notice describing such Indemnity Claim, then the Escrow Agent shall make a disbursement to FAAC from the Escrow Property in the amount of the Indemnity Claim described in such Indemnity Claim Notice.

5.3. To the extent that a Payment Request Form, Final Determination, or Indemnity Claim (made and not timely answered pursuant to Section 5.2(c) above) specifies a dollar amount (rather than a share amount) payable thereunder or in satisfaction thereof, the amount specified or claimed shall be satisfied by the delivery from the Escrow Property to FAAC or the Members’ Representative, as the case may be, of certificates for FAAC common stock equal in value to the amount specified or claimed (with the FAAC common stock valued at Five and 46/100 Dollars ($5.46) per share (the “Agreed Share Value”)

6. Payments from the Escrow Property.

6.1. The Escrow Agent shall make no payments from the Escrow Property unless permitted pursuant to Sections 5, 7, 9, 10 and 13.

6.2. Any cash amounts payable by the Escrow Agent under this Agreement shall be paid by bank check or by wire transfer, as specified in the Payment Request Form or Final Determination received by the Escrow Agent.

6.3. Any amounts payable in FAAC common stock under this Agreement shall be payable by the delivery of stock certificates for FAAC common stock valued at the Agreed Share Value. To the extent that the number of shares deliverable by the Escrow Agent does not correspond with stock certificates then held by the Escrow Agent, the Escrow Agent shall deliver to FAAC one or more share certificates evidencing shares in excess of the number of FAAC common shares then deliverable with instructions to FAAC (i) to retain and cancel a specified number of shares (if shares are deliverable to FAAC hereunder) or issue to the Members’ Representative, or to whomever the Members’ Representative directs FAAC (if shares are deliverable to the Members’ Representative hereunder), a certificate or certificates for FAAC common shares in the amount deliverable by the Escrow Agent to FAAC or the Members’ Representative as applicable and (ii) to issue to the Escrow Agent a certificate for the residual balance, if any, of those FAAC common shares evidenced the share certificate(s) delivered by the Escrow Agent to FAAC.

6.4. All interest and other income, if any, received from or earned on the Escrow Property net of distributions paid or to be paid pursuant to Section 7.3 (“Earnings”) shall be applied first to pay any Escrow Fees then due under Section 13, with any remaining Earnings to become a part of the Escrow Property and be paid in accordance with the other terms of this Agreement.

6.5. The parties hereto (other than the Escrow Agent) each warrant to and agree with the Escrow Agent that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Escrow Property or any part of the Escrow Property; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Escrow Property or any part of the Escrow Property. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall in no event be deemed to be a collateral agent or agent for any pledge or purported pledge of property held under this Agreement. The Escrow Agent makes no representation concerning whether or not any security interest exists with respect to any property held under the terms of this Agreement and the Escrow Agent shall have no duty or obligation with respect to the creation, perfection or continuation of any such security interest, it being understood that the duties of the Escrow Agent with respect to any property held pursuant to this Agreement are limited and confined exclusively to the duties and responsibilities expressly set forth herein. This Agreement shall not be deemed or construed to be a security agreement or to grant a security interest in any property held in escrow hereunder.

7. Tax Matters.

7.1. The parties agree that the Escrow Property is intended to consist only of FAAC common shares and that no taxable income is anticipated. Notwithstanding the previous sentence, for tax reporting purposes in each calendar year (other than the calendar year in which this Agreement is terminated pursuant to Section 14 below), all interest or other income earned from the investment of the Escrow Property together with all fees and expenses pursuant to Section 13 below (or that may otherwise be taken into consideration for purposes of calculating and reporting taxes due on earnings with respect to the Escrow Account and Funds) shall be allocable to FAAC and so reported to the Internal Revenue Service and any other applicable taxing authority, except to the extent that any law or regulation should otherwise require, as provided in a written notice from FAAC to the Escrow Agent. Notwithstanding anything to the contrary contained herein, for the calendar year during which this Agreement is terminated pursuant to Section 14 below, all income, fees and expenses shall be allocated pro rata to the persons receiving payments of the Escrow Property during that year.

7.2. Each of the parties agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent within 30 days from the date hereof. The parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property, in accordance with the Internal Revenue Code, as amended from time to time.

7.3. The Escrow Agent shall distribute quarterly to FAAC amounts when and in the amounts requested in writing in good faith by FAAC to cover the potential federal, state or local tax obligations of FAAC on account of the cumulative allocation to FAAC of taxable income attributable to the interest and other income earned on the Escrow Property. Such distributions shall be requested and made with respect to each quarter as early as fifteen (15) days prior to the date that United States taxpayers are required to make estimated federal tax payments with respect to such quarter. For purposes of the foregoing, such federal, state and local tax obligations of FAAC initially shall be assumed to equal an effective combined federal and state income tax rate equal to forty-two percent (42%) (but in no event lower than the highest Federal marginal income tax rate plus seven percent (7%)).

7.4. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the Escrow Property, whether or not such income has been distributed during such year, as and to the extent required by law; and, the Escrow Agent shall prepare and file any tax returns required to be filed with respect to the Escrow Account.

7.5. The persons to whom income is allocable for each year shall pay all taxes payable on income earned from the investment of the Escrow Property, whether or not the Escrow Agent distributed the income during any particular year.

8. Escrow Agent’s Duties.

8.1. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to give any notice, or to do or to omit the doing of any action with respect to the Escrow Property, except to give notice, make disbursements and invest the Escrow Property in accordance with the terms of this Agreement.

8.2. The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document among the other parties hereto, in connection herewith, including the Membership Interest Purchase Agreement, and will be required to act only pursuant to the terms and provisions of this Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent will be inferred from the terms of this Agreement, the Membership Interest Purchase Agreement or any other agreement.

8.3. The Escrow Agent will not be liable for any error in judgment or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection with this Agreement, except for its own willful misconduct or gross negligence. As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may consult with and rely absolutely upon the opinions given to it by counsel (including internal counsel) and shall be free of liability for acting in reliance on such opinions. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.

8.4. The Escrow Agent will not be required in any way to determine the validity, genuineness, authenticity or sufficiency, whether in form or substance, of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated by this Agreement, or the identity or authority of the persons executing it, and it will be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agent and purports to be correct in form and signed or otherwise executed by the party or parties required to sign or execute it under this Agreement. The Escrow Agent reserves the right, but shall in no way be obligated, to call upon the parties, or any of them, for written instructions before taking any actions hereunder.

8.5. During the term of this Agreement, the Escrow Agent shall not exercise on its own behalf any right of set-off against, or enforce any lien on, the Escrow Property, except such right or lien as may arise in connection with this Agreement.

8.6. The parties to this Agreement agree to make modifications to this Section upon the reasonable request of the Escrow Agent.

8.7. In the event of a shareholder vote, the Escrow Agent shall have the right to exercise all voting rights with respect to the FAAC common stock held by the Escrow Agent as part of the Escrow Property; provided, however, that the Escrow Agent shall have no discretion as to voting the shares of FAAC common stock except in a fashion that is in all respects proportional to the manner in which the FAAC common stock not held as part of the Escrowed Property is voted (as certified by FAAC’s Secretary). FAAC, Rosato, Gallagher and the Members’ Representative each hereby (i) instruct the Escrow Agent to vote all of the FAAC common shares held as Escrow Property in the manner described in this Section 8.7 and (ii) agree that the Escrow Agent shall have no liability with respect to voting the FAAC common stock held as Escrow Property in the manner described in this Section 8.7. This Section 8.7 shall constitute an irrevocable proxy, coupled with an interest, with respect to any shares of FAAC common stock (or other FAAC securities) that Escrow Agent holds pursuant to this Agreement.

9. Disputes.

9.1. It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Property, or should the Escrow Agent be uncertain as to what action to take with respect to the Escrow Property, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Property until such dispute or uncertainty shall have been settled either by mutual agreement by the parties concerned (as evidenced by a written agreement among them) or by a Final Determination.

9.2. If the Escrow Agent becomes involved in litigation by reason of this Agreement, or if the Escrow Agent reasonably believes, in its sole discretion, that it may become involved in litigation, the Escrow Agent is authorized to institute a bill of interpleader in a court in the Commonwealth of Virginia to determine the rights of the parties and to deposit the Escrow Property with the court in accordance with the Commonwealth of Virginia law. Upon deposit of the Escrow Property with the court, the Escrow Agent shall stand fully relieved and discharged of any further duties as Escrow Agent. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

9.3. If a bill of interpleader is instituted, or if the Escrow Agent is threatened with litigation or becomes involved in litigation in any manner whichever on account of this Agreement or the Escrow Property, FAAC and the Members, jointly and severally, shall pay the Escrow Agent its reasonable attorneys’ fees and any other disbursements, expenses, losses, costs and damages incurred by the Escrow Agent in connection with or resulting from such threatened or actual litigation. All costs and expenses of such dispute will be charged to the non-prevailing party in such dispute, unless such non-prevailing party is a third party, in which case the Escrow Agent’s costs and expenses will be charged to and paid out of the Escrow Property, and to the extent the Escrow Property are insufficient, will be charged equally to FAAC and the Members.

9.4. In the event that the Escrow Agent proposes to disburse to the Members any portion of the Escrow Property, the disbursement of which the Escrow Agent had previously withheld pursuant to this Section, the Escrow Agent shall disburse such amount to the Member’s Representative.

10. Indemnity. FAAC and the Members jointly and severally agree to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, expenses (including reasonable attorney’s fees and expenses), claim, or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for willful misconduct or gross negligence of the Escrow Agent. Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall be entitled to set-off against the Escrow Property and apply such set-off to payment of such fees and disbursements and other liabilities and obligations hereunder. Upon the written request of the Escrow Agent, FAAC and the Members jointly and severally agree to assume the investigation and defense of any such claim, including the employment of counsel acceptable to the Escrow Agent and the payment of all expenses related thereto and, notwithstanding any such assumption, the Escrow Agent shall have the right, and FAAC and the Members jointly and severally agree to pay the cost and expense thereof, to employ separate counsel with respect to any such claim and participate in the investigation and defense thereof in the event that the Escrow Agent shall have been advised by counsel that there may be one or more legal defenses available to the Escrow Agent which are different from or in addition to those available to FAAC or the Members. FAAC and the Members agree that all references in this Section to the Escrow Agent shall be deemed to include references to its directors, officers, employees and agents. The foregoing indemnities in this paragraph shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

11. Investment.

11.1. As used in this Section, “Eligible Investments” include one or more of the following obligations or securities, but only to the extent that such obligations or securities mature within thirty (30) calendar days or such longer time as the Members’ Representative and FAAC shall determine, such longer maturities not to exceed eighteen (18) months from the Closing Date: (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, and (b) money market funds investing primarily in the obligations or securities listed in clause (a) above or repurchase agreements fully collateralized by direct obligations of the United States of America.

11.2. The Escrow Agent will invest the Escrow Property in such Eligible Investments as the Members’ Representative and FAAC, from time to time, shall jointly instruct the Escrow Agent in writing. Notwithstanding the foregoing, in no event shall the FAAC common stock held as part of the Escrow Property be invested. Earnings upon Eligible Investments shall be deemed part of the Escrow Property, shall be deposited in the Escrow Account and shall be disbursed in accordance with the terms of this Agreement. Any loss or expense incurred from an Eligible Investment shall be borne by the Escrow Property. The Escrow Agent shall have no responsibility or liability for any diminution which may result from any investments or reinvestments made in accordance with this Agreement.

11.3. The parties acknowledge and agree that the Escrow Agent will not provide supervision, recommendations or advice relative to either the investment of the Escrow Property or the purchase, sale, retention or other disposition of any Eligible Investment.

11.4. The Escrow Agent is hereby authorized to execute purchases and sales of Eligible Investments through its own trading or capital markets operations. The Escrow Agent shall send statements to FAAC and the Members’ Representative reflecting activity for the Escrow Account for the preceding quarter within fifteen (15) days after the last day of each calendar quarter. Although the parties acknowledge that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, each party hereby agrees that confirmations of Eligible Investments are not required to be issued by the Escrow Agent for each period in which a statement is provided.

12. Resignation.

12.1. The Escrow Agent may resign upon thirty (30) calendar days’ prior written notice to the Members’ Representative and FAAC, and, upon joint instructions from the Members’ Representative and FAAC, will deliver the Escrow Property to any designated substitute Escrow Agent selected by the Members’ Representative and FAAC. If the Members’ Representative and FAAC fail to designate a substitute Escrow Agent within 15 calendar days after receipt of such notice, the Escrow Agent may, at its sole discretion, institute a bill of interpleader as contemplated by Section 9 above for the purpose of having an appropriate court designate a substitute Escrow Agent. The Escrow Agent shall have no responsibility for the appointment of a successor Escrow Agent hereunder.

12.2. Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any company resulting from any merger, conversion or consolidation to which it shall be a party, or any company to which the Escrow Agent may sell or transfer all or substantially all of its corporate trust business shall be the successor to the Escrow Agent without the execution or filing of any paper or the performance of any further act, notwithstanding anything herein to the contrary.

13. Compensation. FAAC and Members agree that the fees and expenses of the Escrow Agent, including any investment fees and other investment-related charges, for services rendered, including the basic fees set forth in Exhibit 4 attached hereto, shall be paid out of the Earnings; provided, however, that if the Earnings are less than the fees then due, then the balance of the fees due to the Escrow Agent shall be paid equally by the Members and FAAC. Upon any withdrawal from the Escrow Property to pay such fees and expenses, the Escrow Agent shall provide written notification of such withdrawal to FAAC and the Members' Representative, detailing such fees and expenses. The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets hereunder, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other person.

14. Termination. Upon delivery of all amounts constituting the Escrow Property as provided in Sections 5 and 7 and the resolution of all disputes, if any, covered by Section 9, this Agreement shall terminate except for the provisions of Section 9 (with respect to payment of the Escrow Agent’s expenses), Section 10 and Section 13.

15. Notices.

15.1. All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to the Members:	c/o Thomas P. Rosato
Members’ Representative
11373 Liberty Street
Fulton, MD 20759
Fax: ________________

With a copy to:	William M. Davidow, Esquire
Whiteford Taylor & Preston L.L.P.
7 St. Paul Street
Baltimore, Maryland 21202-1626
Fax: (410) 223-4367

If to FAAC:	Fortress America Acquisition Corporation
4100 North Fairfax Drive
Suite 1150
Arlington, Virginia 22203
Attn: Harvey L. Weiss, Chairman of the Board

and

James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Fax: (703) 720-7801

If to the Escrow Agent:	SunTrust Bank
919 East Main Street, 10th Floor
Richmond, Virginia 23219
Attn: E. Carl Thompson, Jr.
Fax: (804) 782-7855

15.2. Notices shall be delivered by a recognized courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a) if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b) if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

15.3. From time to time either party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other party in accordance with the provisions of this Section 15.

15.4. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice prior to the Escrow Agent’s actual receipt thereof.

16. Choice of Laws; Cumulative Rights. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without regard to the choice of law provisions thereof. The rights and remedies provided to each party hereunder are cumulative and will be in addition to the rights and remedies otherwise available to such party under this Agreement, any other agreement or applicable law.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute an original.

18. Successors and Assigns. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Section 12.2, this Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the parties hereto.

19. Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under applicable law, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

20. Headings. The Section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

21. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

22. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

23. Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns, if any.

24. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

25. Escrow Agent Documentation. In order to maintain compliance with the Patriot Act, prior to the effective date of this Agreement, FAAC and the Members’ Representative shall provide to the Escrow Agent a completed Form W-9, Certificate of Incumbency, and a copy of the corporate document (i.e., Corporate Resolution, Articles of Incorporation, Bylaws, Partnership Agreement, etc.) that would show proper authorization for such parties to enter into this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FAAC:
FORTRESS AMERICA ACQUISITION CORPORATION,
a Delaware corporation

By: /s/ Harvey L. Weiss
Name: Harvey L. Weiss
Title: Chairman

MEMBERS:

/s/ Thomas P. Rosato
Thomas P. Rosato

/s/ Gerard J. Gallagher
Gerard J. Gallagher

MEMBERS’ REPRESENTATIVE:

/s/ Thomas P. Rosato
Thomas P. Rosato as the representative for those
Members pursuant to Section 2.6 of the Membership
Interest Purchase Agreement.

ESCROW AGENT:

SUNTRUST BANK,
a Georgia banking corporation

By: /s/ E. Carl Thompson, Jr.
Name: E. Carl Thompson, Jr.
Title: Trust Officer

Exhibit 1 to Escrow Agreement

Membership Interest Purchase Agreement

Exhibit 2 to Escrow Agreement

Stock Acquisition Agreements

Exhibit 3 to Escrow Agreement

Payment Request Form
[Date]

SunTrust Bank
919 E. Main St.
Richmond, VA 23219
Attention: Carl Thompson

Re:	Escrow No. ____________ (“Escrow”)

Ladies and Gentlemen:

The undersigned hereby certify that:

(1) Demand for payment as provided per the terms and conditions of that certain Escrow Agreement dated _________________, 200_ is hereby made in the amount of $____________ to _________ [and $_____________ to _______________]. [The demand is in respect of Section 5.1 of the Escrow Agreement.]

(2) Please direct payment by wire transfer[s] as follows:

$_____________ to

[Depository Bank]
[Depository Bank Address]
ABA No. _________________
Acct. No. _________________
For Benefit of :_____________

[and, $_____________ to

[Depository Bank]
[Depository Bank Address]
ABA No. _________________
Acct. No. _________________
For Benefit of :_____________]

(3) With respect to the drawing referred to in this Payment Request Form, the [aggregate] amount demanded hereby does not exceed one hundred percent (100%) of the Escrow valued as of the date hereof.

FORTRESS INTERNATIONAL GROUP, INC.

By:	Date:_________________
Name:
Title:

MEMBERS, as represented by the
MEMBERS' REPRESENTATIVE:

Date:_________________
[______________________]

Exhibit 4 to Escrow Agreement

Fee Schedule

Fees payable to SunTrust Bank for services rendered with respect to this Escrow Agreement shall be as follows:

Legal Fee	$	__________

Annual Administration Fee	$	__________

This fee is priced with the understanding that the funds will be deposited in the STI Classic US Treasury Money Market Fund.

The annual administration fee is payable in advance at the time of closing and will be charged to the Escrow Property at such time and on each anniversary date. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of this Agreement.

The parties agree that, in the event any controversy arises under or in connection with this Agreement or the Escrow Property or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow Property, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses directly or indirectly incurred by reason of such controversy or litigation.